Exhibit 99.1

RBC Bearings Incorporated Announces Fiscal Third Quarter 2026 Results

Oxford, CT – February 5, 2026 – RBC Bearings Incorporated (NYSE: RBC), a leading international manufacturer of highly engineered precision bearings, components and essential systems for the industrial, defense and aerospace industries, today reported results for the third quarter fiscal 2026.

Third Quarter Financial Highlights

●	Third quarter net sales of $461.6 million increased 17.0% over last year, Aerospace/Defense up 41.5% and Industrial up 3.1%.

●	Gross margin of 44.3% for the third quarter of fiscal 2026 compared to 44.3% last year; Adjusted gross margin of 45.1% compared to 44.3% last year.

●	Third quarter net income attributable to common stockholders as a percentage of net sales of 14.6% vs 14.4% last year; Adjusted EBITDA as a percentage of net sales of 32.4% vs 31.1% last year.

●	Free cash flow of $99.1 million vs $73.6 million last year; Free cash flow conversion of 147.0% vs 127.1% last year.

Three Month Financial Highlights

	Fiscal 2026		Fiscal 2025		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$461.6		$394.4		17.0%
Gross margin	$204.4	$208.2	$174.9	$174.9	16.9%	19.0%
Gross margin %	44.3%	45.1%	44.3%	44.3%
Operating income	$103.0	$107.4	$85.6	$85.7	20.3%	25.3%
Operating income %	22.3%	23.3%	21.7%	21.7%
Net income	$67.4	$96.3	$57.9	$74.0	16.4%	30.1%
Net income attributable to common stockholders	$67.4	$96.3	$56.9	$73.0	18.5%	31.9%
Diluted EPS	$2.13	$3.04	$1.82	$2.34	17.0%	29.9%

(1)	Results exclude items in reconciliation below.

Nine Month Financial Highlights

	Fiscal 2026		Fiscal 2025		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$1,352.9		$1,198.6		12.9%
Gross margin	$600.2	$610.6	$532.7	$532.7	12.7%	14.6%
Gross margin %	44.4%	45.1%	44.4%	44.4%
Operating income	$301.9	$317.7	$269.2	$269.8	12.1%	17.8%
Operating income %	22.3%	23.5%	22.5%	22.5%
Net income	$195.9	$277.1	$173.5	$226.9	12.9%	22.1%
Net income attributable to common stockholders	$195.9	$277.1	$161.1	$214.5	21.6%	29.2%
Diluted EPS	$6.20	$8.77	$5.38	$7.16	15.2%	22.5%

(1)	Results exclude items in reconciliation below.

Dr. Michael J. Hartnett, Chairman and Chief Executive Officer, stated, “We are pleased that we were able to deliver another strong quarter of results, driven by continued momentum in our Aerospace & Defense business and steady performance in our Industrial business. We are well-positioned for growth in calendar year 2026 and beyond, given our robust, growing backlog, which has continued to benefit from recent contract wins within the A&D space. As we look ahead, we are continuing to remain focused on strategic, profitable growth, increasing our production capacity, and delivering strong free cash flow that will help create long-term value for all our stakeholders. I would like to thank our employees for their continued dedication and disciplined execution, which has been key in helping deliver the strong performance we have achieved over the past several quarters that has positioned RBC for a record year.”

Third Quarter Results

Net sales for the third quarter of fiscal 2026 were $461.6 million, an increase of 17.0% from $394.4 million in the third quarter of fiscal 2025. $29.2 of net sales this quarter came from VACCO, which we acquired on July 18, 2025. Net sales for the Industrial segment increased 3.1%, while net sales for the Aerospace/Defense segment increased 41.5%. Gross margin for the third quarter of fiscal 2026 was $204.4 million compared to $174.9 million for the same period last year. On an adjusted basis, gross margin was $208.2 million for the third quarter of fiscal 2026 compared to $174.9 million for the same period last year.

SG&A for the third quarter of fiscal 2026 was $77.9 million, an increase of $7.8 million from $70.1 million for the same period last year. As a percentage of net sales, SG&A was 16.9% for the third quarter of fiscal 2026 compared to 17.8% for the same period last year.

Other operating expenses for the third quarter of fiscal 2026 totaled $23.5 million compared to $19.2 million for the same period last year. For the third quarter of fiscal 2026, other operating expenses included $21.0 million of amortization of intangible assets, $0.4 million of acquisition costs, $0.2 of restructuring costs and $1.9 million of other items. For the third quarter of fiscal 2025, other operating expenses included $17.9 million of amortization of intangible assets, $0.1 million of restructuring costs, and $1.2 million of other items.

Operating income for the third quarter of fiscal 2026 was $103.0 million compared to $85.6 million for the same period last year. On an adjusted basis, operating income was $107.4 million for the third quarter of fiscal 2026 compared to $85.7 million for the same period last year. Refer to the tables below for details on the adjustments made to operating income to derive adjusted operating income.

Interest expense, net, was $13.0 million for the third quarter of fiscal 2026 compared to $14.2 million for the same period last year. The decrease in interest expense between the periods was primarily due to the debt reduction efforts.

Other non-operating expense/(income) was $0.7 million for the third quarter of fiscal 2026 compared to $(3.3) million for the same period last year.

Income tax expense for the third quarter of fiscal 2026 was $21.9 million compared to $16.8 million for the same period last year. The effective income tax rate for the third quarter of fiscal 2026 was 24.6% compared to 22.5% for the same period last year. The effective income tax rate for the third quarter of fiscal 2026 of 24.6% included $0.5 of discrete tax benefits associated with stock-based compensation offset by $2.0 of other items, including a $0.7 change to deferred taxes associated with new state tax filings and $1.1 from estimated liabilities and interest in those states for prior years. The effective income tax rate without discrete items for the third quarter of fiscal 2026 would have been 22.9%. The effective income tax rate for the third quarter of fiscal 2025 of 22.5% included $0.8 of discrete tax benefits associated with stock-based compensation. The effective income tax rate without discrete items for the third quarter of fiscal 2025 would have been 23.5%.

Net income for the third quarter of fiscal 2026 was $67.4 million compared to $57.9 million for the same period last year. On an adjusted basis, net income was $96.3 million for the third quarter of fiscal 2026 compared to $74.0 million for the same period last year. Refer to the tables below for details on the adjustments made to net income to derive adjusted net income. Net income attributable to common stockholders for the third quarter of fiscal 2026 was $67.4 million compared to $56.9 million for the same period last year. On an adjusted basis, net income attributable to common stockholders for the third quarter of fiscal 2026 was $96.3 million compared to $73.0 million for the same period last year.

Diluted EPS attributable to common stockholders for the third quarter of fiscal 2026 was $2.13 compared to $1.82 for the same period last year. On an adjusted basis, diluted EPS attributable to common stockholders was $3.04 for the third quarter of fiscal 2026 compared to $2.34 for the same period last year. Refer to the tables below for details on the adjustments made to EPS attributable to common stockholders to derive the adjusted numbers above.

Backlog as of December 27, 2025, was $2.1 billion compared to $1.6 billion as of September 27, 2025 and $0.9 billion as of December 28, 2024.

Outlook for the Fourth Quarter Fiscal 2026

The Company expects net sales to be approximately $495.0 million to $505.0 million in the fourth quarter of fiscal 2026, compared to $437.7 million in the prior year, for a growth rate of 13.1% to 15.4%. Excluding net sales from VACCO, net sales are expected to grow 6.4% to 8.7%. Adjusted gross margin is expected to be in the range of 45.0% to 45.25% and SG&A as a percentage of net sales is expected to be in the range of 16.0% to 16.25%.

Live Webcast

RBC Bearings Incorporated will host a webcast on Thursday, February 5th, 2026, at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, investor.rbcbearings.com, and click on the webcast link. If you do not have access to the Internet and wish to listen to the call, dial 877-407-4019 (international callers dial +1 201-689-8337) and provide conference ID # 13758011. Investors are advised to dial into the call at least ten minutes prior to the call to register. An audio replay of the call will be available from 2:00 p.m. ET on the day of the call and will remain available for two weeks following the call. The replay can be accessed by dialing 877-660-6853 (international callers dial +1 201-612-7415) and providing conference ID # 13758011.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual, as well as other non-cash items including but not limited to depreciation, amortization, and equity-based incentive compensation. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

Free Cash Flow Conversion

Free cash flow conversion measures our ability to convert operating profits into free cash flow and is calculated as free cash flow (cash provided by operating activities less capital expenditures) divided by net income.

Adjusted Gross Margin and Adjusted Operating Income

Adjusted gross margin excludes the impact of restructuring costs associated with the closing of a plant, acquisition related fair value adjustments to inventory or significant adjustments to existing manufacturing processes or product lines. Adjusted operating income excludes acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, and other non-operational, non-cash or non-recurring losses. We believe that adjusted operating income is useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted Net Income Attributable to Common Stockholders and Adjusted Earnings Per Share Attributable to Common Stockholders

Adjusted net income attributable to common stockholders and adjusted earnings per share attributable to common stockholders (calculated on a diluted basis) exclude non-cash expenses for amortization related to acquired intangible assets, stock-based compensation, amortization of deferred finance fees, acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, significant adjustments to existing manufacturing processes or product lines, gains or losses on divestitures, discontinued operations, gains or losses on extinguishment of debt, and other non-operational, non-cash or non-recurring losses or gains, net of their income tax impact and other tax matters, which may include certain discrete items and reserve-related items. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted EBITDA

We use the term “Adjusted EBITDA” to describe net income adjusted for the items summarized in the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, Adjusted EBITDA aids our investors in understanding our compliance with our debt covenants. Management and various investors use the ratio of total debt less cash to Adjusted EBITDA, or “net debt leverage,” as a measure of our financial strength and ability to incur incremental indebtedness when making investment decisions and evaluating us against peers. Lastly, management and various investors use the ratio of the change in Adjusted EBITDA divided by the change in net sales (referred to as “incremental margin” in the case of an increase in net sales or “decremental margin” in the case of a decrease in net sales) as an additional measure of our financial performance and some investors utilize it when making investment decisions and evaluating us against peers.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our definition of Adjusted EBITDA may vary from the definition used by others in our industry. Adjusted EBITDA should not be considered as an alternative to net income, income from operations, or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA adds back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur or vary greatly, are difficult to predict, and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times (i) include estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or (ii) exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings, components and essential systems. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors including import/export tariffs, future levels of aerospace/defense and industrial market activity, future financial performance, our use of information technology systems, our disclosure controls and procedures and internal control over financial reporting, our debt level, our level of goodwill, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, increases in interest rates, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in our reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contact:	Mike Cummings or Josh Carroll

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 27,	December 28,	December 27,	December 28,
	2025	2024	2025	2024
Net sales	$461.6	$394.4	$1,352.9	$1,198.6
Cost of sales	257.2	219.5	752.7	665.9
Gross margin	204.4	174.9	600.2	532.7

Operating expenses:
Selling, general and administrative	77.9	70.1	229.2	207.2
Other, net	23.5	19.2	69.1	56.3
Total operating expenses	101.4	89.3	298.3	263.5

Operating income	103.0	85.6	301.9	269.2

Interest expense, net	13.0	14.2	38.6	47.0
Other non-operating (income)/expense	0.7	(3.3)	2.9	(1.8)
Income before income taxes	89.3	74.7	260.4	224.0
Provision for income taxes	21.9	16.8	64.5	50.5
Net income	67.4	57.9	195.9	173.5
Preferred stock dividends	-	1.0	-	12.4
Net income attributable to common stockholders	$67.4	$56.9	$195.9	$161.1

Net income per common share attributable to common stockholders:
Basic	$2.14	$1.83	$6.23	$5.42
Diluted	$2.13	$1.82	$6.20	$5.38

Weighted average common shares:
Basic	31,522,574	31,041,126	31,463,546	29,740,170
Diluted	31,644,592	31,222,623	31,606,334	29,953,883

Segment Data:

	Three Months Ended		Nine Months Ended
	December 27,	December 28,	December 27,	December 28,
Net External Sales:	2025	2024	2025	2024
Aerospace and defense segment	$202.5	$143.2	$565.9	$435.5
Industrial segment	259.1	251.2	787.0	763.1
Total net external sales	$461.6	$394.4	$1,352.9	$1,198.6

	Three Months Ended		Nine Months Ended
	December 27,	December 28,	December 27,	December 28,
Reconciliation of Reported Gross Margin to Adjusted Gross Margin:	2025	2024	2025	2024
Reported gross margin	$204.4	$174.9	$600.2	$532.7
Transaction and related costs	4.2	-	7.5	-
Restructuring and consolidation	(0.4)	-	2.9	-
Adjusted gross margin	$208.2	$174.9	$610.6	$532.7

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Operating Income to	December 27,	December 28,	December 27,	December 28,
Adjusted Operating Income:	2025	2024	2025	2024
Reported operating income	$103.0	$85.6	$301.9	$269.2
Transaction and related costs	4.6	-	8.9	-
Restructuring and consolidation	(0.2)	0.1	6.9	0.6
Adjusted operating income	$107.4	$85.7	$317.7	$269.8

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Net Income to Adjusted	December 27,	December 28,	December 27,	December 28,
Net Income Attributable to Common Stockholders:	2025	2024	2025	2024
Reported net income	$67.4	$57.9	$195.9	$173.5
Transaction and related costs	4.6	-	8.9	-
Restructuring and consolidation	(0.2)	0.1	6.9	0.6
M&A related amortization	19.7	16.4	54.2	49.2
Stock compensation expense	9.3	7.2	23.3	20.3
Amortization of deferred finance fees	0.9	0.7	2.4	1.7
Legal settlement	-	(4.0)	-	(4.0)
Tax impact of adjustments and other tax matters*	(5.4)	(4.3)	(14.5)	(14.4)
Adjusted net income	$96.3	$74.0	$277.1	$226.9

Preferred stock dividends	-	1.0	-	12.4
Adjusted net income attributable to common stockholders	$96.3	$73.0	$277.1	$214.5

Adjusted net income per common share attributable to common stockholders:
Basic	$3.05	$2.35	$8.81	$7.21
Diluted	$3.04	$2.34	$8.77	$7.16

Weighted average common shares:
Basic	31,522,574	31,041,126	31,463,546	29,740,170
Diluted	31,644,592	31,222,623	31,606,334	29,953,883

*	Overall tax rate applied to adjusted pre-tax earnings was 22.1% and 22.2% for the three-month periods ended December 27, 2025 and December 28, 2024, respectively and 22.2% and 22.2% for the nine-month periods ended December 27, 2025, and December 28, 2024, respectively.

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Net Income to	December 27,	December 28,	December 27,	December 28,
Adjusted EBITDA:	2025	2024	2025	2024
Reported net income	$67.4	$57.9	$195.9	$173.5
Interest expense, net	13.0	14.2	38.6	47.0
Provision for income taxes	21.9	16.8	64.5	50.5
Stock compensation expense	9.3	7.2	23.3	20.3
Depreciation and amortization	32.9	29.7	95.4	89.9
Other non-operating expense	0.7	0.7	2.9	2.2
Transaction and related costs	4.6	-	8.9	-
Restructuring and consolidation	(0.2)	0.1	6.9	0.6
Legal settlement	-	(4.0)	-	(4.0)
Adjusted EBITDA	$149.6	$122.6	$436.4	$380.0

Consolidated Balance Sheets

(dollars in millions, except per share data)

	December 27,	March 29,
	2025	2025
	(Unaudited)
Assets
Cash	$107.6	$36.8
Accounts receivable, net of allowance for credit losses	285.8	307.6
Inventory	781.5	654.5
Prepaid expenses and other current assets	45.9	28.4
Total current assets	1,220.8	1,027.3
Property, plant and equipment, net	416.7	359.0
Operating lease assets, net	59.0	58.6
Goodwill	1,987.7	1,872.2
Intangible assets, net	1,395.9	1,325.1
Other noncurrent assets	61.5	43.0
Total assets	$5,141.6	$4,685.2

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$141.7	$138.4
Accrued expenses and other current liabilities	216.3	166.0
Current operating lease liabilities	9.8	9.2
Current portion of long-term debt	288.6	1.7
Total current liabilities	656.4	315.3
Long-term debt, less current portion	701.6	918.4
Noncurrent operating lease liabilities	49.9	50.3
Deferred income taxes	270.1	257.8
Other noncurrent liabilities	202.5	112.0
Total liabilities	1,880.5	1,653.8

Stockholders’ equity
Common stock, $.01 par value	0.3	0.3
Additional paid-in capital	1,720.9	1,682.5
Accumulated other comprehensive income/(loss)	7.2	(1.4)
Retained earnings	1,646.5	1,450.6
Treasury stock, at cost	(113.8)	(100.6)
Total stockholders’ equity	3,261.1	3,031.4
Total liabilities and stockholders’ equity	$5,141.6	$4,685.2

Consolidated Statements of Cash Flows

(dollars in millions)

(Unaudited)

	Nine Months Ended
	December 27,	December 28,
	2025	2024
Cash flows from operating activities:
Net income	$195.9	$173.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	95.4	89.9
Deferred income taxes	12.8	(13.4)
Amortization of deferred financing costs	2.4	1.7
Stock-based compensation	23.3	20.3
Noncash operating lease expense	5.3	4.6
Loss on disposition of assets	0.6	0.1
Restructuring and other noncash charges	4.0	-
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	35.8	(2.4)
Inventory	(60.1)	(36.2)
Prepaid expenses and other current assets	(0.4)	(4.9)
Other noncurrent assets	(16.1)	(2.1)
Accounts payable	(4.0)	14.1
Accrued expenses and other current liabilities	(1.5)	(19.2)
Other noncurrent liabilities	37.1	(1.6)
Net cash provided by operating activities	330.5	224.4

Cash flows from investing activities:
Capital expenditures	(55.4)	(35.6)
Acquisition of business	(275.0)	-
Net cash used in investing activities	(330.4)	(35.6)

Cash flows from financing activities:
Proceeds received from revolving credit facilities	200.0	40.0
Repayments of revolving credit facilities	(5.0)	(60.4)
Repayments of term loans	(125.0)	(175.0)
Repayments of notes payable	(1.5)	(1.4)
Finance fees paid in connection with credit facilities	(1.8)	-
Proceeds from mortgage	-	4.5
Principal payments on finance lease obligations	(3.4)	(3.2)
Preferred stock dividends paid	-	(17.2)
Exercise of equity awards	21.7	30.0
Tax withholding for common stock issued under equity incentive plans	(13.2)	(8.6)
Net cash provided by/(used in) financing activities	71.8	(191.3)
Effect of exchange rate changes on cash	(1.1)	(0.4)

Cash:
Increase / (decrease) during the period	70.8	(2.9)
Cash, at beginning of period	36.8	63.5
Cash, at end of period	$107.6	$60.6

Supplemental disclosures of cash flow information:
Cash paid for:
Income taxes	$53.5	$78.8
Interest	41.4	48.3
FY2026 Q4 Outlook - Modeling Items:
Net sales	$495.0 - $505.0
Adjusted gross margin (as a percentage of net sales)	45.0% - 45.25%
SG&A (as a percentage of net sales)	16.0% - 16.25%

Contact:	Mike Cummings or Josh Carroll

investors@rbcbearings.com